UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 2, 2009

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

IA Global, Inc. (the “Company” or “IAO”) announced that it sold its 25.0% interest in GPlus Media Co Ltd (“GPlus”) to the management of GPlus on March 6, 2009. The company received approximately $75,000 and expects to report an operating loss of $40,000 and a loss on sale of $1,280,000 during the three months ended March 31, 2009.

A copy of the Amendment to Share Exchange Agreement dated March 6, 2009 is filed hereto as Exhibit 2.1 and is incorporated herein by reference.

Section 8 Other Business

Item 8.01 Other Business

IA Global Inc. (the “Company” or “IAO”) announced a revised Golden Century Wealth Investment (HK) Ltd (“GCWI”) offer to acquire 51% or more of the outstanding stock of the Company at $0.20 per share that was received March 5, 2009. The revised structure includes (i) a loan of 100 million Yen or approximately $1 million at current exchange rates by March 16, 2009; (ii) a preferred stock equity investment by April 24, 2009, of 300 million Yen or approximately $3 million at current exchange rates, which is convertible into common stock at $.20 per share; and (iii) the merger of ZRD and BS-HD, operating entities of GCWI, into IA Global on an agreed DCF valuation. The offer date anticipates the signing of contracts by April 30, 2009 and is contingent on the completion of due diligence, signing of contracts and the closing of financing by April 30, 2009. GCWI has retained US counsel for this transaction.

A copy of the press release, dated March 11, 2009, announcing the revised GWCI acquisition offer is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description

2.1	Amendment to Share Exchange Agreement dated March 6, 2009 by and between IA Global, Inc. and Erik Gain and Peter Wilson.

10.1	Amendment to Golden Century Wealth Investment (HK) Ltd Non-Binding Term sheet dated March 2, 2009 by and between IA Global, Inc. and Golden Century Wealth Investment (HK) Ltd.

99.1	Press release, dated March 11, 2009, announcing the revised acquisition offer from Golden Century Wealth Investment (HK) Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: March 11, 2009

By:	/s/ Derek Schneideman

Derek Schneideman

Chief Executive Officer